Exhibit 99.2

Aldeyra Therapeutics Announces Development Programs

at 2018 Research Day

Expanded Pipeline Features Distinct Mechanisms of Action Across Five Product Candidates

Three Additional Clinical Programs Planned for 2019

LEXINGTON, Mass., June 26, 2018 /(PRNewswire) — Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company devoted to the development of next-generation medicines to improve the lives of patients with immune-mediated diseases, announced product development programs in systemic inflammatory disease, retinal disease, and cancer at the company’s 2018 Research Day.

“Complementing our late-stage product candidate reproxalap, we have continued to execute on our mission of expanding our pipeline across multiple mechanisms of action and multiple molecular compositions,” commented Todd C. Brady, M.D., Ph.D., President and Chief Executive Officer of Aldeyra. “We are pleased to announce programs in immune-mediated disease, including inflammatory bowel disease, non-alcoholic steatohepatitis, retinal inflammation, lymphoproliferative immune disease, and cancer.”

Research Programs and Expected Milestones

•	ADX-629 for the Treatment of Systemic Immune-Mediated Disease

ADX-629 is an analog of reproxalap that diminished inflammatory cytokine release in animal models, which has been linked to multiple immune diseases such as non-alcoholic steatohepatitis (NASH) and inflammatory bowel disease (IBD). Phase 1 clinical testing of ADX-629 is expected to start in 2019.

•	ADX-103 for the Treatment of Inflammatory Retinal Disease

ADX-103 is a novel RASP (Reactive Aldehydes Species that are Pro-inflammatory) inhibitor in development for the treatment of inflammatory retinal disease such as potentially diabetic macular edema, dry age-related macular degeneration, or posterior uveitis. Phase 1/2 clinical testing of ADX-103 is expected to start in 2019.

•	ADX-1612 for Lymphoproliferative Immune Disease and Cancer

ADX-1612 is a novel HSP90 inhibitor in development for the treatment of post-transplant lymphoproliferative disorder and cancer. Hsp90 is a protein that facilitates cell replication, which is excessive and uncontrolled in certain inflammatory diseases and cancer. ADX-1612 is currently being studied in investigator-sponsored trials for mesothelioma, with clinical results expected in the second half of 2018, and ovarian cancer, with Phase 2 clinical trial initiation expected in the second half of 2018. Aldeyra is further developing ADX-1612 for the treatment of lymphoproliferative immune disease, with Phase 2 clinical testing expected to start in 2019. The company is also developing an oral pro-drug of ADX-1612, ADX-1615, for the treatment of chronic immune-mediated disorders and cancer.

Presentation and Webcast

Management presentations will begin at 9:00 a.m. Eastern Time on Tuesday, June 26, 2018, at the offices of Dechert, LLP in New York City. A live webcast of the presentation and slide deck will be available on the investor relations page of Aldeyra’s corporate website at ir.aldeyra.com. After the live webcast, the event will remain archived on Aldeyra’s website for one year.

About Aldeyra Therapeutics

Aldeyra Therapeutics is developing next-generation medicines to improve the lives of patients with immune-mediated diseases. Aldeyra’s lead product candidate, reproxalap, is a first-in-class treatment in late-stage development for dry eye disease and other forms of ocular inflammation. The company is also developing other product candidates for autoimmune and metabolic diseases. None of Aldeyra’s product candidates have been approved for sale in the U.S. or elsewhere.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Aldeyra’s plans and expectations for the development of reproxalap and its other product candidates. Aldeyra intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “aim,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing of enrollment, commencement, completion and reporting of Aldeyra’s clinical trials, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; updated or refined data based on Aldeyra’s continuing review and quality control analysis of clinical data, Aldeyra’s ability to design clinical trials with protocols and endpoints acceptable to applicable regulatory authorities, the ability to obtain and maintain regulatory approval to conduct clinical trials and to commercialize Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; the rate and degree of market acceptance of any of Aldeyra’s product candidates; Aldeyra’s expectations regarding competition; Aldeyra’s anticipated growth strategies; Aldeyra’s ability to attract or retain key personnel; Aldeyra’s ability to establish and maintain development partnerships; Aldeyra’s expectations regarding federal, state and foreign regulatory requirements; regulatory developments in the United States and foreign countries; Aldeyra’s ability to obtain and maintain intellectual property protection for its product candidates; the anticipated trends and challenges in Aldeyra’s business and the market in which it operates; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s Annual Report on Form 10-K for the year ended December 31, 2017 and Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, both of which are on file with the Securities and Exchange Commission(SEC) and available on the SEC’s website at www.sec.gov. All of Aldeyra’s development timelines may be subject to adjustment depending on recruitment rate, regulatory review, preclinical and clinical results, and other factors that could delay the initiation, completion or reporting of clinical trials.

In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:

David McMullin

Aldeyra Therapeutics, Inc.

Tel: 781-761-4904 ext. 218

dmcmullin@aldeyra.com

Investor Contact:

Chris Brinzey

Westwicke Partners

Tel: 339-970-2843

Chris.brinzey@westwicke.com

Media Contact:

Cammy Duong

MacDougall Biomedical Communications

Tel: 781-591-3443

cduong@macbiocom.com